Exhibit 99.1

FOR IMMEDIATE RELEASE

Jason Slear, EVP of The Necessity Retail, Discusses the Value of Resilient Retail in Interviews with GlobeSt and Shopping Center Business during ICSC Las Vegas 2022

NEW YORK – June 9, 2022 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL”) announced today that Jason Slear, Executive Vice President of Acquisitions and Dispositions, was featured in two video interviews conducted during the ICSC Las Vegas 2022 conference. Mr. Slear met with GlobeSt and Shopping Center Business to discuss the retail real estate landscape, including the omnichannel approach retailers have embraced, and how RTL’s property management, construction management and asset management teams contribute to RTL’s success.

Links to the video interviews are provided below:

GlobeSt video: How to Build an “Apocalypse Proof” Retail Portfolio

https://www.globest.com/2022/06/01/how-to-build-an-apocalypse-proof-retail-portfolio/

Shopping Center Business video: Growing a Recession-Resilient, Necessity Retail Portfolio

https://fast.wistia.net/embed/channel/5x5odmtniy?wchannelid=5x5odmtniy&wvideoid=5okgj4wa1o

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused "Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words "may," "will," "seeks," "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and other countries, as well as other public and private actors and companies, on the Company, the Company's tenants, and the global economy and financial markets, and (b) that any potential future acquisition including the remaining property in the CIM portfolio is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063